Exhibit 14

                                NSD BANCORP, INC.

                                 CODE OF ETHICS

     Directors, officers, and employees hold an important and elevated role in corporate governance at NSD Bancorp, Inc. They are vested with both the responsibility and authority to protect and preserve the interests of all of our constituents, including shareholders, customers and citizens of the communities in which we conduct business. The maintenance of extremely high standards of honest, ethical and impartial conduct is essential to assure the proper performance of the Corporation's business and the maintenance of the public's trust. This Code of Ethics prescribes the policies and procedures to be employed and enforced in the operations of NSD Bancorp, Inc. (the "Corporation").

     -- It is your responsibility to comply with the law and behave in an ethical manner. This responsibility cannot be delegated or assumed by the Corporation.

     -- This code cannot anticipate every possible situation or cover every topic in detail. From time-to-time, the Corporation may establish compliance programs to address specific subjects or you may find certain topics also covered by an Employee Handbook. If you are unclear about a situation, seek guidance before taking action.

     -- The standards in this code do not necessarily take into account all legal requirements. Where more restrictive local laws or requirements exist, those take precedence.

     -- Comply with all applicable governmental rules and regulations. Failure to obey laws and regulations violates this code and may expose both you and the Corporation to criminal or civil prosecution. Any violation of this code or other compliance programs may result in corrective action, up to and including termination. The Corporation may also seek civil remedies from you and even refer criminal misconduct to law enforcement agencies.

     -- You are responsible for reporting suspected violations of this code, immediately to our Corporate Secretary.

     -- If you have a question about a topic covered in this code, please review the Associates Manual. If you still have a concern regarding any possible unethical or illegal conduct, please contact our Corporate Secretary.



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Conflicts of Interest

         A "conflict of interest" exists any time one faces a choice between what is in his/her personal interest (financial or otherwise) and the interest of our Corporation. These situations are not always easy to avoid. When a conflict of interest arises, it is important to act with great care to avoid even the appearance that your actions are not in the best interest of the Corporation. If you find yourself in a position where your objectivity may be questioned because of individual interest or family or personal relationships, notify our Corporate Secretary, immediately.

Ownership Interests

         Board of Directors approval is required for our Corporation to do business with a company in which a member of the Board of Directors, an officer, an employee, or family member of a director, officer, or employee owns - directly or indirectly - an interest. If you or a family member own or acquire an interest that is greater than 5% in any company, Board approval is needed:

     -- If the company has more than $1,000 in deposits, loans or does more than $1,000 in annual sales of goods or services to our company or its affiliates; or

     --   If you help make Corporation purchasing or lending decisions or have a part in payment for the goods and services.

If your ownership interest does not meet any of the above criteria, Board approval is not needed, but you remain obligated to keep our Corporation's interests first in mind.

Gifts, Meals, Services and Entertainment

         One should not request or accept anything that might be used as a means to influence, or even appear to influence, you against the Corporation's best interests. Personal gifts should not be accepted other than those considered common business courtesies and for which one would reasonably expect to give something similar in return in the normal course of business. One must not accept or give any gift in excess of $100 in value without the prior approval of the Board of Directors.

Safeguarding Corporation Assets/Accuracy of Books And Records

         We maintain internal controls to provide direction on protecting Corporation assets and financial accountability. The controls are based upon the following principles.

Do not:

     -- Make personal use of Corporation assets that creates additional costs for the Corporation, interferes with work duties or violates any Corporation policy;

     --   Allow Corporation property to be used to help carry out illegal acts;

     --   Manipulate financial accounts, records or reports for personal gain;

     -- Maintain off-the-book accounts to facilitate questionable or illegal payments; or

     --   Violate any law or regulation.

Do:

     --   Prepare project budget proposals with accurate information;

     -- Maintain books, accounts and records according to generally accepted accounting principles, using enough detail to reflect accurately and fairly Corporation transactions;

     -- Record transactions in a timely manner, so that no misleading financial information is created. (These transactions include, but are not limited to, income, expense, indebtedness, obligation, reserves and acquisition or disposition of assets, etc.);

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     --   Retain Corporation records in accordance with established policies and applicable legal and regulatory requirements; and

     -- Give full, fair, accurate, timely, and understandable disclosure in any and all periodic reports filed with the United States Securities and Exchange Commission.

Insider Trading

         Insider trading is a crime that can carry severe penalties. If you know material, confidential information about our Corporation or any company with whom we have a business relationship and you trade company securities, such as stocks or bonds, while in possession of that information or tell others about it before it is made public, you may have violated the insider trading laws. Please review the Corporation's Insider Trading Policy for details on our insider trading policy.

         Material information is the type of news that would affect a reasonable investor's decision on whether or not to invest in the Corporation's stock. Examples include plans to issue securities, sharp changes in earnings patterns, changes in dividend rates, changes in key management personnel, mergers, acquisitions, and important regulatory actions affecting the Corporation. This policy forbids you from trading not only in our stock, but also in those of our suppliers, customers or other companies with whom we have a business relationship while in possession of material inside information learned in the course of your employment at our Corporation.

         We encourage you to invest in our stock. However, if you have access to any information not readily available to the public, you must be sure you do not trade while in possession of material non-public information. When you have such information:

     -- Do not tell anyone not authorized to have the information. A casual remark to a friend may find its way to a broker and eventually to the entire financial community thereby requiring the Corporation to make a premature or unplanned public announcement. This "tipping" may be illegal and damaging to the Corporation.

     -- In compliance with the Sarbanes-Oxley Act of 2002, do not trade in our Corporation's stock (or that of an applicable outside company) until the news has been made public for at least thirty-six hours. Circumstances suggesting the possibility of insider trading may result in an investigation by governmental authorities of Corporation and stockbroker records of stock trading transactions. This investigation could damage the Corporation's reputation and result in liability or penalties, including criminal charges and fines against you.

     -- This policy against insider trading also covers transfers into and out of Corporation stock or savings plans and changes in patterns involving purchases of our stock within the plans. However, generally, regular scheduled monthly purchases of our stock within plans are not prohibited.

If you are planning to effect a transaction in our securities, you must contact our Corporate Secretary, in advance.

Bribery, Kickbacks And Other Improper Payments

         Our Corporation, Board of Directors, officers, and employees must maintain high ethical and professional standards in all dealings.

     -- Do not directly or indirectly promise, offer or make payment in money or anything of value to anyone, including a government official, agent or employee of a government, political party, labor organization or business entity or a candidate of a political party, with the intent to induce favorable business treatment or to improperly affect business or governmental decisions.

     -- Our code does not necessarily take into account all local legal requirements. Where more restrictive local laws exist, those take precedence. In general, we do not consider ordinary and reasonable business entertainment or gifts of insubstantial value that are customary and legal in the local market to be improper.

     -- Document any entertainment of and gifts to customers, vendors, suppliers and potential customers, vendors and suppliers.

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     --   Loans are not made by our Corporation to its Board members,  officers,
          or  employees  senior   officers.   Loans  are  made  by  our  banking
          subsidiaries and comply with all federal and state laws, statutes and regulations.

                                 ACKNOWLEDGMENT

         I, the undersigned, hereby acknowledge that I have received a copy of the NSD Bancorp, Inc. Code of Ethics. I certify that I have reviewed the Code of Ethics, I have had an opportunity to ask questions; and I understand its provisions and what they require of me. I understand that a violation of the Code of Ethics may result in the termination of my employment or a request that I terminate my relationship with the Corporation.



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